Exhibit 10.4

NON-QUALIFIED STOCK OPTION AWARD AGREEMENT

1.         The Grant. Vista Outdoor Inc., a Delaware corporation (the “Company”), hereby grants to you, on the terms and conditions set forth in this Non-Qualified Stock Option Award Agreement (this “Agreement”) and in the Vista Outdoor Inc. 2014 Stock Incentive Plan (the “Plan”), an option (the “Option”) (a) as of the date (the “Grant Date”), (b) for the purchase of the number of shares of common stock of the Company (the “Shares”), (c) at an exercise price per Share and (d) with the expiration date (the “Expiration Date”), which the Company or its agent provided to you separately in writing through an electronic notice and on-line grant acceptance web page (the “Electronic Notice and On-Line Grant Acceptance”). For the avoidance of doubt, the restrictive covenants (the “Restrictive Covenants”) set forth in Appendix B are incorporated by reference to this Agreement.  All capitalized terms used in this Agreement (including those defined in Appendix A hereto), to the extent not defined, shall have the meaning set forth in the Plan.

2.         Vesting Period.  The Option shall vest and become exercisable to the extent of [  ] of the Shares on each of the [ ],  [ ] and [ ] anniversaries of [the Grant Date] (each such anniversary, a “Vesting Date”) or, if earlier, upon (a) a Change in Control, as provided in Paragraph 5 below, (b) your death, Disability (as defined in Appendix A to this Agreement), or termination by the Company without Cause (as defined in Appendix A to this Agreement), as provided in Paragraph 6 below, or (c) as otherwise provided in an individual employment agreement between you and the Company (an “Employment Agreement”) or determined by the Compensation Committee of the Board (the “Committee”) in its sole discretion.

3.         Exercise of Option.  The Option may be exercised only by you (or by your appropriate representatives in the event of your death), in whole or in part from time to time with respect solely to the vested portion of the Option as provided in Paragraph 2 above, during the period commencing on the applicable Vesting Date and ending on the earlier of (i) the Expiration Date and (ii) the expiration of the applicable period following the date of your termination of employment with the Company or one of its Affiliates, as provided in Paragraph 7 below. Once the Option has become exercisable, you may exercise it to the extent set forth in the preceding sentence at any time thereafter, subject to the provisions of this Agreement.

4.         Manner of Exercise. The Option shall be exercised by the delivery of written notice of exercise (the “Notice”) to the Company or its agent. The Notice shall be in electronic form or such other form as the Company may prescribe and shall specify the number of Shares as to which you are exercising the Option, and shall be accompanied by payment of the purchase price of the Shares either in cash (certified or cashier’s check payable to the Company or by wire transfer to the Company) or by the delivery of Shares (including by having the Company withhold Shares otherwise to be delivered upon the exercise of the Option with a Fair Market Value equal to such purchase price), or both, at your election.  The Notice shall also be accompanied by such other information and documents as the Company, in its discretion, may request.

5.         Change in Control. Upon a Change in Control (as defined in Appendix A to this Agreement) prior to the end of the applicable Vesting Date, any outstanding Option shall remain outstanding and, if unvested, shall continue to vest in accordance with its terms, without regard to the occurrence of such Change in Control; provided, however, that if  the continuing or surviving company following such Change in Control does not assume or substitute each outstanding Option for a substantially equivalent award (including, without limitation, with respect to vesting schedule, exercise price and intrinsic value as of the Change in Control), as determined by the Committee, any outstanding unvested Option shall become exercisable immediately prior to such Change in Control. If, during the two-year period following a Change in Control, your employment is terminated by the Company without Cause or you terminate your employment for Good Reason, then, subject to Paragraph 19, the unvested portion of any outstanding Option will automatically vest and become exercisable on the 60th day following such termination. Notwithstanding the foregoing, if you are or become a participant in the Company’s Income Security Plan or any successor or substitute plan (the “ISP”) or if you are a party to an Employment Agreement, the terms of vesting of the Option in the event of a Change in Control shall be governed by the provisions of the ISP or your Employment Agreement, as applicable.

6.         Forfeiture. In the event of your termination of employment, other than by reason of death, Disability or a termination by the Company without Cause, prior to the applicable Vesting Date, your rights to any outstanding unvested portion of the Option shall be immediately and irrevocably forfeited. In the event of your termination of employment by reason of death, Disability or a termination by the Company without Cause, in each case, prior to the applicable Vesting Date, any outstanding unvested portion of the Option that would have vested and become exercisable had you remained employed for 12 months following such termination of employment shall vest and such portion of the Option shall become exercisable on the 60th day following such termination of employment, subject, solely in the event of a termination without Cause, to Paragraph 19. Your rights to any portion of the Option that does not vest pursuant to the preceding sentence shall be immediately and irrevocably forfeited as of the date of such termination of employment.  In the event of your termination of employment by the Company for Cause, your rights to any outstanding unexercised portion of the Option (whether vested or unvested) shall be immediately and irrevocably forfeited as of the date of such termination of employment.

7.         Termination of Employment.  Subject to the provisions of Paragraph 2 above, the Option may be exercised as provided in the Plan and this Agreement to the following extent for the following period:

(a) For 90 days after your termination of employment, if your termination of employment is a result of your death or Disability or a termination by the Company without Cause, to the extent exercisable as described in Paragraph 6 above;

(b) For 90 days after your termination of employment, if your termination of employment is a result of your voluntary resignation, to the extent exercisable on the date of such termination of employment; or

(c) For 90 days after the date on which the Option vests pursuant to Paragraph 5, if your termination of employment is a result of a termination by the Company without Cause or by you for Good Reason during the two-year period following a Change in Control.

The Option may not be exercised following your termination of employment for Cause. In no event, may you exercise the Option to any extent after the Expiration Date.

8.         Recoupment. The Committee reserves the right to recoup the Option, the value of the Option, or any Shares acquired upon the exercise of the Option from you in the event that (a) there is a material restatement of the Company’s financial results or (b) you violate any of the Restrictive Covenants.  If the Committee determines a recoupment is appropriate in the exercise of its discretion, considering all the facts and circumstances, you shall forfeit and pay back, as applicable, such portion, or all, of the Option, the value of the Option and any Shares acquired upon the exercise of the Option as determined by the Committee in its sole discretion.

9.         Holding Requirement.  If you are an executive officer of the Company, you are generally subject to the Vista Outdoor Inc. Stock Holding Policy for Officers, and you will be required to retain at least 50% of the net number of Shares issued upon the exercise of this Option until you cease to be an executive officer of the Company. See the Vista Outdoor Inc. Stock Holding Policy for Officers for additional information.

10.  No Rights as a Shareholder.  Upon grant of this Option, you shall not have any rights of a stockholder with respect to the Option (including the right to vote the Shares underlying this Option and the right to receive any cash dividends and other distributions thereon) unless and until Shares are actually issued and delivered to you or your legal representative upon the exercise of the Option.

11.  Income Taxes. You are liable for any federal, state and local income or other taxes applicable upon the grant or exercise of the Option or the disposition of the Shares. Upon exercise of the Option, you shall promptly pay to the Company the minimum statutory withholding taxes required to be withheld or collected by the Company in connection with the exercise of the Option. At your election, you may pay all or a portion of the minimum statutory withholding taxes by (a) having the Company withhold Shares otherwise to be delivered upon the exercise of the Option with a Fair Market Value equal to the amount of such taxes, (b) delivering to the Company Shares other than Shares issuable upon the exercise of the Option with a Fair Market Value equal to the amount of such taxes or (c) paying cash. For federal income tax purposes, the Option shall not be eligible for treatment as a qualified or incentive stock option.

12.  Acknowledgment. The Option shall not be effective until you agree to the terms and conditions of this Agreement (including, for the avoidance of doubt, the Restrictive Covenants) and the Plan, and acknowledge receipt of a copy of the summary prospectus relating to the Plan, by accepting the Option in writing or electronically as specified by the Company or its agent in the Electronic Notice and On-Line Award Acceptance.

13.  Successors and Assigns of the Company.  The terms and conditions of this Agreement shall be binding upon and shall inure to the benefit of the Company and its successors and assigns.

14.  Committee Discretion. Subject to the terms of the Plan and this Agreement, the Committee shall have full and plenary discretion with respect to any actions to be taken or determinations to be made in connection with this Agreement, and its determinations shall be final, binding and conclusive.

15.  Dispute Resolution.

(a) Jurisdiction and Venue. You and the Company irrevocably submit to the exclusive jurisdiction of (i) the United States District Court for the District of Utah and (ii) the courts of the State of Utah for the purposes of any suit, action or other proceeding arising out of this Agreement or the Plan. You and the Company agree to commence any such action, suit or proceeding either in the United States District Court for the District of Utah or, if such suit, action or other proceeding may not be brought in such court for jurisdictional reasons, in the courts of the State of Utah. You and the Company further agree that service of any process, summons, notice or document by U.S. registered mail to the other party’s address set forth below shall be effective service of process for any action, suit or proceeding in Utah with respect to any matters to which you have submitted to jurisdiction in this Paragraph 15(a). You and the Company irrevocably and unconditionally waive any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement or the Plan in (i) the United States District Court for the District of Utah or (ii) the courts of the State of Utah, and hereby and thereby further irrevocably and unconditionally waive and agree not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.

(b) Waiver of Jury Trial. You and the Company hereby waive, to the fullest extent permitted by applicable law, any right either of you may have to a trial by jury in respect to any litigation directly or indirectly arising out of, under or in connection with this Agreement or the Plan.

(c) Confidentiality. You hereby agree to keep confidential the existence of, and any information concerning, a dispute described in Paragraph 15, except that you may disclose information concerning such dispute to the court that is considering such dispute or to your legal counsel (provided that such counsel agrees not to disclose any such information other than as necessary to the prosecution or defense of the dispute).

16.  Notice. All notices, requests, demands and other communications required or permitted to be given under the terms of this Agreement shall be in writing and shall be deemed to have been duly given when delivered by hand or overnight courier or three business days after they have been mailed by U.S. registered mail, return receipt requested, postage prepaid, addressed to the other party as set forth below:

If to the Company:

Vista Outdoor Inc.

Attention: General Counsel
938 University Park Boulevard, Suite 200
Clearfield, UT, 84015

If to you:

At the address specified in the Company’s records

17.  The Plan/Conflicts. This Award is made pursuant to the Plan, all the terms of which are hereby incorporated in this Agreement. In the event of any conflict between the terms of the Plan and the terms of this Agreement, the terms of the Plan shall govern. Except as explicitly set forth in this Agreement, in the event of any conflict between the terms of this Agreement and the terms of any Employment Agreement, this Agreement will govern. Except as explicitly set forth in this Agreement, in the event of any conflict between the terms of this Agreement and the terms of the ISP, this Agreement will govern.

18.  Section 409A.

(a) It is intended that all the compensation and benefits payable pursuant to this Agreement are exempt from Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”).  In the event that any compensation and benefits payable pursuant to this Agreement are determined not to be exempt from Section 409A, it is intended that the provisions of this Agreement comply with Section 409A, and all provisions of this Agreement will be construed and interpreted in a manner consistent with the requirements for avoiding taxes or penalties under Section 409A.

(b) Neither you nor any of your creditors or beneficiaries shall have the right to subject any deferred compensation (within the meaning of Section 409A) payable under this Agreement to any anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment or garnishment. Except as permitted under Section 409A, any deferred compensation (within the meaning of Section 409A) payable to you or for your benefit under this Agreement may not be reduced by, or offset against, any amount owing by you to the Company or any of its Affiliates.

(c) If, at the time of your separation from service (within the meaning of Section 409A), (i) you shall be a specified employee (within the meaning of Section 409A and using the identification methodology selected by the Company from time to time) and (ii) the Company shall make a good faith determination that an amount payable hereunder constitutes deferred compensation (within the meaning of Section 409A) the payment of which is required to be delayed pursuant to the six-month delay rule set forth in Section 409A in order to avoid taxes or penalties under Section 409A, then the Company shall not pay such amount on the otherwise scheduled payment date but shall instead pay it, without interest, on the first business day after such six-month period.

19.  Release.  In the event that your employment is terminated by the Company without Cause or by you for Good Reason, the Option shall be treated as provided in Paragraph 5 or 6, as applicable, only if you sign a customary release of claims in favor of the Company, its Affiliates and their respective officers and directors that is acceptable to the Company and such release becomes effective and irrevocable no later than 55 calendar days following your termination of employment.  In the event that you do not sign such release or you revoke such release before it becomes effective, you shall forfeit all rights to any unvested portion of the Option.

VISTA OUTDOOR INC.

Mark W. DeYoung
Chairman and Chief Executive Officer

Vista Outdoor Inc. 2014 Stock Incentive Plan

Appendix A to Award Agreement

“Affiliate” means (i) any entity that directly or indirectly through one or more intermediaries, is controlled by, controls or is under common control with, the Company and (ii) any entity in which the Company has a significant equity interest, in each case as determined by the Committee.

“Cause” means the occurrence of any of the following:

(a)         you wilfully and continually fail to substantially perform your duties of employment (other than because of a mental or physical impairment) for a period of at least 30 days after being given notice of such failure;

(b)         you (i) engage in any act of dishonesty, wrongdoing or moral turpitude (whether or not a felony) or (ii) violate the Company’s code of conduct or a Company policy, which violation has an adverse effect upon the Company;

(c)          you breach your duty of loyalty; or

(d)         you breach any of the Restrictive Covenants contained in Appendix B to this Agreement.

For purposes of this definition, no act or failure to act on the part of the Participant shall be considered “wilful” unless it is done, or omitted to be done, by you in bad faith or without reasonable belief that your action or omission was in the best interests of the Company.

“Change Event” means

(a)         the acquisition by any “person” (as used in Section 13(d) of the Exchange Act) (a “Person”), corporation or other entity or “group” (as used in Section 13(d) of the Exchange Act) (a “Group”) (other than (i) the Company, (ii) any trustee or other fiduciary holding securities under an employee benefit plan of the Company or an Affiliate or (iii) any entity owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of the voting power of the securities eligible to vote for the election of the Board (“Company Voting Securities”)) of “beneficial ownership” (as used in Rule 13d-3 under the Exchange Act (or a successor rule thereto)), directly or indirectly, of securities of the Company representing 15% or more of the combined voting power of the Company Voting Securities; provided, however, that for purposes of this subparagraph (a), the following acquisitions shall not constitute a Change Event:  (w) any acquisition directly from the Company, (x) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or an Affiliate (y) any acquisition by an underwriter temporarily holding such Company Voting Securities pursuant to an offering of such securities or any acquisition by a pledgee of Company Voting Securities holding such securities as collateral or temporarily holding such securities upon foreclosure of the underlying obligation or (z) any acquisition pursuant to a Reorganization (as defined below) or Sale (as defined below) that does not constitute a Change in Control; or

(b)         the public announcement by any Person of an intention to acquire the Company through a tender offer, exchange offer or other unsolicited proposal.

“Change in Control” means any of the following:

(a)         during any period of 24 consecutive calendar months, individuals who were directors of the Company on the first day of such period (the “Incumbent Directors”) cease for any reason to constitute a majority of the Board; provided, however, that any individual becoming a director subsequent to the first day of such period whose election, or nomination for election, by the Company’s stockholders was approved by a vote of at least a majority of the Incumbent Directors shall be considered as though such individual were an Incumbent Director, but excluding, for purposes of this proviso, any such individual whose initial assumption of office occurs as a result of an actual or threatened proxy contest with respect to election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person, in each case other than the Board;

(b)         the consummation of (i) a merger, consolidation, statutory share exchange or similar form of corporate transaction involving (x) the Company or (y) any of its subsidiaries, but in the case of this clause (y) only if Company Voting Securities are issued or issuable (each of the events referred to in this clause (i) being hereinafter referred to as a “Reorganization”) or (ii) the sale or other disposition of all or substantially all the assets of the Company to an entity that is not an Affiliate (a “Sale”), in each case, if such Reorganization or Sale requires the approval of the Company’s stockholders under the law of the Company’s jurisdiction of organization (whether such approval is required for such Reorganization or Sale or for the issuance of securities of the Company in such Reorganization or Sale), unless, immediately following such Reorganization or Sale, (A) all or substantially all the Persons who were the beneficial owners of the Company Voting Securities outstanding immediately prior to the consummation of such Reorganization or Sale continue to beneficially own, directly or indirectly, more than 50% of the combined voting power of the then outstanding voting securities of the corporation or other entity resulting from such Reorganization or Sale (including a corporation or other entity that, as a result of such transaction, owns the Company or all or substantially all the Company’s assets either directly or through one or more subsidiaries) (the “Continuing Company”) in substantially the same proportions as their ownership, immediately prior to the consummation of such Reorganization or Sale, of the outstanding Company Voting Securities (excluding, for such purposes, any outstanding voting securities of the Continuing Company that such beneficial owners hold immediately following the consummation of the Reorganization or Sale as a result of their ownership prior to such consummation of voting securities of any corporation or other entity involved in or forming part of such Reorganization or Sale other than the Company), (B) no Person (excluding any employee benefit plan (or related trust) sponsored or maintained by the Continuing Company or any entity controlled by the Continuing Company) beneficially owns, directly or indirectly, 50% or more of the combined voting power of the then outstanding voting securities of the Continuing Company and (C) at least 50% of the members of the board of directors of the Continuing Company were Incumbent Directors at the time of the execution of the definitive agreement providing for such Reorganization or Sale or, in the absence of such an agreement, at the time at which approval of the Board was obtained for such Reorganization or Sale;

(c)          the stockholders of the Company approve a plan of complete liquidation or dissolution of the Company unless such liquidation or dissolution is part of a transaction or series of transactions described in paragraph (b) above that does not otherwise constitute a Change in Control;

(d)         any Person, corporation or other entity or Group (other than (i) the Company, (ii) any trustee or other fiduciary holding securities under an employee benefit plan of the Company or an Affiliate or (iii) any entity owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of the voting power of the Company Voting Securities) becomes the beneficial owner, directly or indirectly, of securities of the Company representing 50% or more of the combined voting power of the Company Voting Securities; provided, however, that for purposes of this subparagraph (d), the following acquisitions shall not constitute a Change in Control:  (w) any acquisition directly from the Company, (x) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or an Affiliate (y) any acquisition by an underwriter temporarily holding such Company Voting Securities pursuant to an offering of such securities or any acquisition by a pledgee of Company Voting Securities holding such securities as collateral or temporarily holding such securities upon foreclosure of the underlying obligation or (z) any acquisition pursuant to a Reorganization or Sale that does not constitute a Change in Control for purposes of subparagraph (b) above; or

(e)          any other circumstances that the Board determines to be a Change in Control for purposes of this Plan after giving due consideration to the nature of the circumstances then presented and the purposes of this Plan.  Any such determination made by the Board will be irrevocable except by a vote of a majority of the members of the Board who voted in favor of making such determination.

“Disability” means that you have been determined to have a total and permanent disability either by

(a)         being eligible for disability for Social Security purposes, or

(b)         being totally and permanently disabled under the Company’s long-term disability plan.

“Good Reason” means, without your express written consent, the occurrence of any one or more of the following:

(a)         a material reduction of your authorities, duties or responsibilities as in effect immediately prior to the Change in Control;

(b)         a material reduction in your annual base salary in effect immediately prior to the Change in Control other than a general reduction in base salary that affects all similarly situated employees in substantially the same proportions;

(c)          the failure of the Company to continue in effect, or the failure to continue your participation on substantially the same basis in, any annual incentive plan, long-term cash incentive plan or equity compensation plan in which you participate immediately prior to the Change in Control, which results in a material reduction in your total compensation; or

(d)         a relocation of your principal place of employment by more than 50 miles from your principal job location immediately prior to the Change in Control.

Good Reason shall not exist until and unless you have provided written notice to the Company of the existence of the circumstances providing grounds for termination for Good Reason within 90 days of the initial existence of such grounds and the Company has had 30 days from the date on which such notice is provided to cure such circumstances, if curable (the “Cure Period”).  If you do not terminate your employment for Good Reason within a reasonable period of time, not to exceed three months after the end of the Cure Period, then you will be deemed to have waived your right to terminate for Good Reason with respect to such grounds.

A-2

Vista Outdoor Inc. 2014 Stock Incentive Plan

Appendix B to Award Agreement

Restrictive Covenants

The contractual and legal obligations set forth in this Appendix B are expressly made an integral part of the Non-Qualified Stock Option Award Agreement (the “Agreement”), to which this Appendix B is attached. All capitalized terms used in this Appendix B, to the extent not defined, shall have the meaning set forth in the Agreement or Appendix A to the Agreement.

(a)         Non-Competition/Non-Solicitation.  You hereby agree that while you are employed by the Company and during the 12-month period following any termination of your employment, regardless of how or why such employment ends, you shall not, directly or indirectly, (i) employ, solicit or retain, induce or encourage any other person or entity to employ or retain, any person who is, or who at any time in the 12-month period prior to such time had been, employed or retained by the Company or any of its subsidiaries or Affiliates, or solicit, induce or encourage any such person to leave employment with the Company or its Affiliates, (ii) solicit any person or entity that is, or that at any time in the 12-month period prior to such time had been, a customer or client or prospective customer or client of the Company or its Affiliates or encourage any such person or entity to cease being a customer or client of the Company or its Affiliates.  You hereby agree that while you are employed by the Company and during (x) the 12-month period following any termination of your employment, if you are, or report directly to, the Company’s Chief Executive Officer on the Grant Date, or (y) the six-month period following any termination of your employment, for all other Award recipients, in each case, regardless of how or why such employment ends, you shall not, directly or indirectly, provide services, whether as principal, agent, director, officer, employee, consultant, advisor, shareholder, partner, member or otherwise, alone or in association with any other person, corporation, partnership, limited liability company, sole proprietorship or unincorporated business or any non-U.S. business entity (whether or not for profit) (any such entity, a “Business”), to any Competing Business (as defined below) in any geographic area in the world in which the Company or any of its Affiliates is engaged in business. For purposes of this Appendix B, the term “Competing Business” shall mean any Business engaged in the Business Area. For purposes of this Appendix B, the term “Business Area” shall mean developing, manufacturing, sourcing or supplying firearms, tactical gear, sporting accessories, shooting accessories, recreational accessories, outdoor products or small-caliber ammunition, but in each case, only with respect to products that are the same as or similar to products developed, manufactured, sourced or supplied while you are employed by the Company or any of its subsidiaries or Affiliates or any other Contemplated Business, whether directly to or to wholesale customers for resale to, the local or federal law enforcement, U.S. Government (including the U.S. Department of Defense), foreign government or consumer markets. For purposes of this Appendix B, the term “Contemplated Business” shall mean any Business with which the Company or any of its subsidiaries or Affiliates engaged in substantive discussions or entered into any contract, agreement, agreement in principle, arrangement or other similar document (including, for the avoidance of doubt, any nondisclosure or confidentiality agreement), in each case, while you are employed by the Company and with respect to a merger, joint venture, acquisition or other similar extraordinary corporate transaction between the Company or any of its subsidiaries or Affiliates on the one hand and such Business or any of its subsidiaries or Affiliates on the other hand; provided that any such merger, joint venture, acquisition or other similar extraordinary corporate transaction is consummated no later than six months following the termination of your employment. Notwithstanding the foregoing, the restrictions of this Appendix B(a) shall not apply to the placement of general advertisements or the use of general search firm services with respect to a particular geographic area, but which are not targeted, directly or indirectly, towards employees of the Company or any of its subsidiaries. Nothing in this Appendix B shall be construed as denying you the right to own securities of any corporation listed on a national securities exchange in an amount up to 5% of the outstanding number of such securities.

(b)         Confidential Information.

(i)  You shall use you best efforts and diligence both during and after any employment with the Company, regardless of how, when or why such employment ends, to protect the confidential, trade secret and/or proprietary character of all Confidential Information and Trade Secret Information (as defined below). You shall not, directly or indirectly, use (for your benefit or for the benefit of any other person) or disclose any Confidential Information or Trade Secret Information, for so long as it shall remain proprietary or protectable, except as may be necessary for the performance of your duties for the Company. For purposes of this Appendix B, “Confidential Information” shall mean all confidential information of the Company and its Affiliates, regardless of the form or medium in which it is or was created, stored, reflected or preserved, information that is either developed by you (alone or with others) or to which you shall have had access during any employment with the Company. Confidential Information includes, but is not limited to, Trade Secret Information, and also includes information that is learned or acquired by the Company from others with whom the Company or its Affiliates has a business relationship in which, and as a result of which, such information is revealed to the Company or its Affiliates. For purposes of this Appendix B, “Trade Secret Information” shall mean all information, regardless of the form or medium in which it is or was created, stored, reflected or preserved, that is not commonly known by or generally available to the public and that: (A) derives or creates economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who can obtain economic value from its disclosure or use and (B) is the subject of efforts that are reasonable under the circumstances to maintain its secrecy. The Company’s Trade Secret Information may include, but is not limited to, all confidential information relating to or reflecting the Company’s research and development plans and activities; compilations of data; product plans; sales, marketing and business plans and strategies; pricing, price lists, pricing methodologies and profit margins; current and planned incentive, recognition and rewards programs and services; personnel; inventions, concepts, ideas, designs and formulae; current, past and prospective customer lists; current, past and anticipated customer needs, preferences and requirements; market studies; computer software and programs (including object code and source code); and computer and database technologies, systems, structures and architectures. You understand that Confidential Information and/or Trade Secret Information may or may not be labeled as such, and you shall treat all information that appears to be Confidential Information and/or Trade Secret Information as confidential unless otherwise informed or authorized by the Company. Nothing in this Appendix B shall be construed to mean that the Company owns any intellectual property or ideas that were conceived by you before you commenced employment with the Company and which you have previously disclosed to the Company.  Nothing in this Appendix B(b)(i) shall prevent you from complying with a valid legal requirement (whether by oral questions, interrogatories, requests for information or documents, subpoena, civil investigative demand or similar process) to disclose any Confidential Information or Trade Secret Information subject to Appendix B(b)(ii), or from exercising any legally protected whistleblower rights (including under Rule 21F under the Exchange Act).

(ii) You agree that both during and after any employment with the Company, regardless of how, when or why such employment ends, if you are legally required (whether by oral questions, interrogatories, requests for information or documents, subpoena, civil investigative demand or similar process) to disclose any Confidential Information or Trade Secret Information, you shall (if legally permitted) promptly notify the Company of such request or requirement so that the Company may seek to avoid or minimize the required disclosure and/or to obtain an appropriate protective order or other appropriate relief to ensure that any information so disclosed is maintained in confidence to the maximum extent possible by the agency or other person receiving the disclosure, or, in the discretion of the Company, to waive compliance with the provisions of this Appendix B(b). Thereafter, you shall use reasonable efforts, in cooperation with the Company or otherwise, to avoid or minimize the required disclosure and/or to obtain such protective order or other relief. If, in the absence of a protective order or the receipt of a waiver hereunder, you are compelled to disclose the Confidential Information or Trade Secret Information or else stand liable for contempt or suffer other sanction, censure or penalty, you shall disclose only so much of the Confidential Information or Trade Secret Information to the party compelling disclosure as you believe in good faith, on the basis of advice of counsel, is required by law, and you shall give the Company prior notice of the Confidential Information or Trade Secret Information you believe you are required to disclose. The Company shall reimburse any reasonable legal fees and related expenses you incur in order to comply with this Appendix B(b)(ii).

(c)          Non-Disparagement.  During and after any employment with the Company, regardless of how, when or why such employment ends, you shall not make, either directly or indirectly, any oral or written negative, disparaging or adverse statements or representations of or concerning the Company or its subsidiaries or Affiliates, any of their clients, customers or businesses, or any of their current or former officers, directors, employees or shareholders; provided, however, that nothing herein shall prohibit (A) critical communications between you and the Company while you are employed by the Company and in connection with your employment, (B) you from disclosing truthful information if legally required (whether by oral questions, interrogatories, requests for information or documents, subpoena, civil investigative demand or similar process) or (C) you from acting in good faith to enforce your rights under the Agreement.

(d)         Return of Company Property.  All documents, data, recordings, or other property, including, without limitation, smartphones, computers and other business equipment, whether tangible or intangible, including all information stored in electronic form, obtained or prepared by or for you and utilized by you in the course of your employment with the Company shall remain the exclusive property of the Company and you shall return all copies of such property upon any termination of you employment and as otherwise requested by the Company during your employment with the Company.

(e)          Invention Assignment. The Company shall own all right, title, and interest (including patent rights, copyrights, trade secret rights, mask work rights, database rights and all other intellectual property rights) relating to any Inventions (as defined below) made or conceived or reduced to practice, in whole or in part, by you (alone or jointly with others) at any time during the term of employment by Company or its Affiliates.  You shall promptly disclose to the Company all Inventions that you makes individually or jointly with others, while you are employed with the Company or its Affiliates and for a period of six (6) months following termination of employment.  To the extent permissible by applicable law, you hereby assign and agree to assign all of your interest in such Inventions to the Company and irrevocably designate and appoint the Company and each of its duly authorized officers and agents as your agent and attorney-in-fact to act for and on your behalf and stead to execute and file any document and to do all other lawfully permitted acts to further the prosecution, issuance, and enforcement of patents, copyrights and other proprietary rights with the same force and effect as if executed and delivered by you.  You will assist the Company, its Affiliates and their respective nominees at any time and in every proper way to obtain for its and/or their own benefit, patents and copyrights for all such Inventions anywhere in the world and to enforce its and/or their rights in legal proceedings, all at your sole cost and expense. The obligations of this Appendix B(e) shall be in effect whether or not you receive or are considered for the award of any additional compensation for any Inventions.  The term “Invention” includes, but is not limited to, any idea, invention, software, hardware, product, technique, modification, process, development, discovery, design, know-how, data, formula, improvement, computer program (and related documentation), mask work, other work of authorship, or similar items, whether or not reduced to writing or stored electronically or otherwise, whether patentable or unpatentable, and whether or not protectable by patent, trademark, copyright or other intellectual property law.

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(f)           Reasonableness. You acknowledge that during the course of your employment, you will have significant exposure and access to the Company’s Confidential Information and Trade Secret Information. In addition, you acknowledge that information regarding the Company’s business and financial relations with its vendors and customers is Confidential Information and is proprietary to the Company and that any interference with such relations based directly or indirectly on the use of such information would cause immeasurable and irreparable damage to the Company. Furthermore, you acknowledge that information regarding the Company’s employment relationships and service arrangements with its directors, officers and employees is Confidential Information, that the Company depends upon the unique talents, knowledge and expertise of its directors, officers and employees for its continued performance and that interference with such employment relationships or service arrangements would cause immeasurable and irreparable damage to the Company. Therefore, you acknowledge that the limitations and obligations contained in this Appendix B are, individually and in the aggregate, reasonable and properly required by the Company. You agree that you shall not challenge or contest the reasonableness, validity or enforceability of any such limitations and obligations.

(g)          Injunctive Relief. You acknowledge that a violation on your part of any of the covenants contained in this Appendix B hereof would cause immeasurable and irreparable damage to the Company in an amount that would be material but not readily ascertainable, and that any remedy at law would be inadequate. Accordingly, you agree that the Company (in addition to any other rights it may have under the Agreement) shall be entitled (without the necessity of showing economic loss or other actual damage) to injunctive relief in any court of competent jurisdiction for any actual or threatened violation of any such covenant in addition to any other remedies it may have. You agree that in the event that any arbitrator or court of competent jurisdiction shall finally hold that any provision of this Appendix B hereof is void or constitutes an unreasonable restriction against you, the provisions of such this Appendix B shall not be rendered void but shall be deemed to be modified to the minimum extent necessary to remain in force and effect for the greatest period and to such extent as such arbitrator or court may determine constitutes a reasonable restriction under the circumstances.

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